EXHIBIT 10.24
First Financial Bancorp
Short-Term Incentive Plan Design
2008
Purpose: To attract, retain and motivate skilled associates and allow all associates to share in the success of First Financial Bancorp (FFBC) through cash incentive awards paid for performance, which increases the value of FFBC and drives shareholder returns.
Participants: All associates of First Financial Bancorp.
Target Award Opportunities: Target award opportunities will be based on median competitive award levels, expressed as a percentage of actual base salary paid for the performance year for all participants (minimum of 3%).
Performance Measures: First Financial Bancorp ROE (see attached performance/payout grid) with target performance levels based on peer performance at median (as determined by the publicly traded bank holding company data for banks in a comparable asset size, e.g., Peer Group). All participants would have the same performance measures.
Performance Period: Calendar/fiscal year, beginning on January 1, 2008.
Pay/Performance Relationship: Minimum payout is 0% of the Target Award Opportunity for performance falling below 25th percentile of the peer company performance. Straight-line interpolation will be used to determine awards between minimum or threshold performance and Target performance. Maximum award payouts are 2X the Target Award Opportunity and will be paid for performance at or above the top quartile (75th percentile) of the Peer Group. Straight-line interpolation will also be used between the Target and Maximum payout levels.
Payouts: Short-term incentive payouts will be made in cash to Participants as soon as practicable following the close of each fiscal/performance year, but in no event later than March 15 following the close of each fiscal year; however, no payment will be made until results are audited and approved by the FFBC Compensation Committee.
Administration: The Plan will be approved by the FFBC Compensation Committee and administered by FFBC’s CEO and Senior Human Resources Officer. The Plan may be amended or discontinued at any time at the election of the FFBC Compensation Committee, provided that no amendment will reduce the rights of Participants during the current performance year.
2008 Short-Term Bonus Plan
•	Payout will be based on a grid composed of ROE

•	Set the returns based on peer performance. Use the publicly traded bank holding company data for banks in the asset range of $3 billion to $10 billion to establish peer returns.

•	The payouts will be linear with the target payout based on median peer returns and the maximum payout at no more than 2X the target payout. The 2X level would be tied to the top quartile performance of the designated peer group. The threshold or minimum level of payout would be based on the 25th percentile of the peer group.

The 2008 plan targets based on peer industry data will be as follows:

	Return on Equity	Payout
25th percentile (Threshold)	8%	0%
Median of Industry	11%	Target Bonus
75th percentile	14%	2X Target
The payouts between the levels of performance will be calculated as a straight-line interpolation.
The 2X target level would be the maximum payout under the plan.

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